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Exhibit 8.1

[Goodwin Procter Letterhead]

December 21, 2007

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494

Ladies and Gentlemen:

        We have acted as counsel to AVANT Immunotherapeutics, Inc., a Delaware Corporation ("Parent"), in connection with the proposed merger (the "Merger") of Callisto Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), with and into Celldex Therapeutics, Inc., a Delaware corporation ("Celldex"), pursuant to the Agreement and Plan of Merger dated as of October 19, 2007 among Parent, Merger Sub, and Celldex (the "Agreement").(1) This opinion letter is being delivered in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission by Parent that includes the Proxy Statement (the "Registration Statement") to which this opinion appears as an exhibit.

(1)
Unless otherwise defined in this letter, all capitalized terms used herein shall have the meaning ascribed to such term in the Agreement.

        In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Merger Sub, and by Celldex, including factual statements and representations set forth in letters dated the date hereof from officers of Parent and Celldex (the "Representation Letters").

        Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Merger Sub, and made by Celldex, including those set forth in the Representation Letters. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement have been, are, or will be consummated in accordance with the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein have been, are, or will be waived or modified in any respect prior to the Effective Time, except to the extent expressly stated in this letter or the Representation Letters.

        In rendering this opinion letter, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinions are based or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service or, if challenged, by a court.

        Based solely upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, the discussion contained in the Registration Statement under the caption "United States Federal Income Tax Consequences of the Merger" insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

        The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. Our opinion is provided solely to you as a legal opinion and not as a guaranty or warranty and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein, in the Representation Letters, in the Agreement or the Registration Statement are untrue, inaccurate or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,
/s/ GOODWIN PROCTER LLP Goodwin Procter LLP

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  Exhibit 8.1